Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

JINKOSOLAR HOLDING CO., LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary shares, par value US$0.00002 per share(1)	Rule 457(c) and Rule 457(h)	20,800,000(2)	US$10.77(3)	US$224,016,000	US$0.00011020	US$24,686.56
	Total Offering Amounts				US$224,016,000		US$24,686.56
	Total Fee Offsets						-
	Net Fee Due						US$24,686.56

(1)	These shares may be represented by the American depositary shares (“ADSs”), of JinkoSolar Holding Co., Ltd. (the “Registrant”), each of which represents four ordinary shares, par value US$0.00002 per share (the “Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6, as amended (333-164523).

(2)	Represents Ordinary Shares issuable upon vesting or exercise of awards granted under the 2023 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2023 Equity Incentive Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on US$10.77 per ADS, the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange on June 22, 2023 divided by four, the then Ordinary Share-to-ADS ratio.